                          FORTIS BENEFITS INSURANCE COMPANY
                                 St. Paul, Minnesota
                                   A Stock Company


                                   INDIVIDUAL MVA
                                [PRODUCT NAME HERE]


We will pay the Annuitant the first of a series of annuity payments on the annuity commencement date. Subsequent payments will be paid on the same day of each month according to the provisions of this contract.

This contract is issued in consideration of the payment of the Purchase Payment shown on the contract data page.

Signed for Fortis Benefits Insurance Company on the Contract Issue Date.


                           10 DAY RIGHT TO CANCEL CONTRACT

You may cancel this contract by delivering or mailing a Written notice or sending a telegram to The Company and returning this contract before midnight of the 10th day after the date You received it. Notice given by mail and return of this contract by mail are effective on being postmarked, properly addressed, and postage prepaid. The Company must return the sum of (a) the difference between the premiums paid including any contract fees or other charges and the amounts allocated to any separate accounts including the fixed account under this contract and (b) the cash value of this contract, or if this contract does not have a cash value, the reserve for this contract, on the date the returned contract is received by The Company or its agent. The Company must return the payment within 10 days after it receives notice of cancellation and the returned contract.


          /s/ Dean C. Kopperud                        /s/ Peggy Ettestad


          SENIOR VICE PRESIDENT                        SENIOR VICE PRESIDENT


     INDIVIDUAL FLEXIBLE PREMIUM DEFERRED COMBINATION VARIABLE AND FIXED ANNUITY
                           NON-PARTICIPATING. NO DIVIDENDS.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO AMOUNT. THE VARIABLE PROVISIONS OF THIS CONTRACT ARE FOUND ON PAGE 9.

PAYMENTS AND VALUES BASED ON THE FIXED ACCOUNT ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA, WHICH MAY RESULT IN UPWARD AND DOWNWARD ADJUSTMENTS IN AMOUNTS PAYABLE, INCLUDING SURRENDERS, TRANSFERS, AND AMOUNTS APPLIED TO PURCHASE AN ANNUITY. THE MARKET VALUE ADJUSTMENT PROVISION IS FOUND ON PAGE 8.

                           READ YOUR CONTRACT CAREFULLY.

This contract is a legal contract between the contract owner and Fortis Benefits Insurance Company.





                                  TABLE OF CONTENTS

                                                                          Page #
Annuitant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Death Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Fixed Account. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Fixed Annuity Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .14
General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Market Value Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Purchase Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Surrenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Variable Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Variable Annuity Payments. . . . . . . . . . . . . . . . . . . . . . . . . .13


Any contract amendments or endorsements follow the contract data page. Additional benefits added by rider follow the Optional Annuity Forms Tables.

                                  CONTRACT DATA PAGE

ANNUITANT:                              John Doe

OWNER:                                  John Doe

CONTRACT NUMBER:                        0000000000

BENEFICIARY AT ISSUE:                   Jane Doe

CONTRACT ISSUE DATE:                    May 1, 1998

ANNUITY COMMENCEMENT DATE:              July 7, 2024

SURRENDER CHARGE:                       The surrender charge is 7% of each
                                        Purchase Payment for the first three
                                        years and decreases to 5%, 4%, 3%, 2% in
                                        years four through seven, respectively.
                                        Details can be found on pages 10 and 11.

ANNUAL ADMINISTRATIVE CHARGE:           NONE

MAXIMUM ASSET CHARGE FACTOR:            1.40% Annually (or .0038356% Daily)
                                        (For the Variable Account Only)

                                      CURRENT            MAXIMUM
                                      -------            -------
TRANSFER CHARGE:                       $0.00             $25.00

INITIAL PURCHASE PAYMENT:            $25,000

Amounts withdrawn from the fixed account (including transfers) may be subject to a Market Value Adjustment. See details on page 8.

FUTURE ALLOCATION OF NET PURCHASE PAYMENTS

Shown below is the Net Purchase Payment allocation You selected at the contract Issue Date.


INVESTMENT CHOICE                                       PERCENTAGE
-----------------                                       ----------
[MVA 1 Year]                                               0%
[MVA 2 Year]                                               0%
[MVA 3 Year]                                               0%
[MVA 4 Year]                                               0%
[MVA 5 Year]                                               0%
[MVA 6 Year]                                               0%
[MVA 7 Year]                                               0%
[MVA 8 Year]                                               0%
[MVA 9 Year]                                               0%
[MVA 10 Year]                                              0%

[Federated International Equity Fund II]                  50%
[Federated Growth Strategies Fund II]                     20%
[Federated American Leaders Fund II]                       0%
[Federated Equity Income Fund II]                         30%
[Federated Utility Fund II]                                0%
[Federated High Income Bond Fund II]                       0%
[Federated Prime Money Fund II]                            0%
[Federated Fund for U.S. Government Securities II]         0%
[____________________________]
[____________________________]
[____________________________]

                                     DEFINITIONS

WE, US, OUR, THE COMPANY
Fortis Benefits Insurance Company.

YOU, YOUR
The owner of this contract, or after the annuity commencement date, the Annuitant.

ACCUMULATION UNIT
A unit of measurement used to calculate the value of Your interest in the Variable Account before the annuity commencement date.

ANNIVERSARY, ANNIVERSARIES
After Contract Issue Date, the same day and month in each subsequent year.

ANNUITANT
The person or persons named in the Application and on whose life the first annuity payment is to be made. If such person dies before the annuity commencement date and there is an additional Annuitant named in the Application who survives, the additional Annuitant shall become the Annuitant. If there is no named additional Annuitant, or the additional Annuitant has predeceased the Annuitant named in the Application, the owner, if he or she is a natural person, shall become the Annuitant. The contract owner is not permitted to name more than one Annuitant under a contract used in connection with a retirement plan that receives favorable tax treatment under the Internal Revenue Code.

ANNUITY UNIT
A unit of measurement to calculate variable annuity payments.

APPLICATION
The document You signed, if any, to apply for this contract.

BENEFICIARY
The person entitled to receive benefits as per the terms of this contract in case of the death of the Annuitant or the contract owner or the joint owner, as applicable.

CONTRACT ISSUE DATE
The date on which this contract becomes effective as shown on the contract data page.

CONTRACT VALUE
The total of the fixed account value and the Variable Account value.

CONTRACT YEAR
A period of 12 consecutive months beginning on the Issue Date or any Anniversary thereafter.

COVERED PERSON
The owner or joint owner of this contract or the owner's spouse if such spouse is the Annuitant.

DATE OF DEPOSIT
The date We receive any Purchase Payment at Our Home Office.

DESIGNATED BENEFICIARY
The person designated as the Beneficiary by the contract owner.

FIXED ANNUITY OPTION
An annuity option with payments which do not vary as to dollar amount.

FUND
The Fund or Funds are those investment portfolios available under this contract to which the owner may allocate Net Purchase Payments, each of which is, or is a series of, a management investment company registered under the Investment Company Act of 1940.

GUARANTEE PERIOD
The period for which a Guaranteed Interest Rate is credited.

GUARANTEED INTEREST RATE
The rate of interest We credit on an effective annual basis during any Guarantee Period.

HOME OFFICE
Our office at 500 Bielenberg Drive, Woodbury, Minnesota 55125; 1-800-800-2000, extension 3057; Mailing Address: P.O. Box 64272, St. Paul, Minnesota 55164.

HOSPITAL OR SKILLED HEALTH CARE FACILITY
A facility which: (1) is licensed by an appropriate licensing agency to provide health services; and (2)provides 24-hour-a-day nursing service; and (3)has a doctor available for emergency situations; and (4)has a nurse on duty or on call at all times; and (5) maintains clinical records; and (6) has appropriate methods for administering drugs.

MARKET VALUE ADJUSTMENT (MVA)
A positive or negative adjustment in the fixed account value that We may make if such value is paid out before the end of a Guarantee Period in which it was being held.

NET ASSET VALUE PER SHARE
The net assets of the Fund portfolio divided by the number of shares in the Fund portfolio.

NET PURCHASE PAYMENT
The gross amount of the Purchase Payment less any applicable premium taxes.

PURCHASE PAYMENT
An amount paid to The Company under this contract as consideration for the benefits described herein.

SUBACCOUNT
The Subaccounts of the Variable Account to which Contract Value may be allocated. Each Subaccount invests all of its assets in a portfolio of the Fund having the same investment policies and objectives as that Subaccount.

VALUATION DATE
All business days except, with respect to any Subaccount, days on which the related portfolio does not value its shares.

VALUATION PERIOD
The period that starts at the close of the New York Stock Exchange on a Valuation Date and ends at the close of the Exchange on the next succeeding Valuation Date.

VARIABLE ACCOUNT
A segregated investment account entitled "Variable Account D", established by Us pursuant to applicable law. That portion of the assets of the Variable Account equal to the reserves and other contract liabilities with respect to the Variable Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized, from assets allocated to the Variable Account, are credited to or charged against such account without regard to Our other income, gains or losses.

VARIABLE ANNUITY OPTION
An annuity option under which We promise to pay the Annuitant or other properly designated payee one or more payments which vary in amount in accordance with the net investment experience of the applicable Subaccounts selected to measure the value of the payments.

WRITTEN, IN WRITING
A Written request or notice in acceptable form and content, which is signed, dated, and received at Our Home Office.

                                  GENERAL PROVISIONS

THE CONTRACT
This contract is issued in consideration of the payment of the initial Purchase Payment. All statements made in the Application will be deemed representations and not warranties, and no statement will void this contract or be used in defense to a claim unless it is contained in the Application. Only an officer of The Company can agree to change or waive any provisions of this contract.

INCONTESTABILITY
This contract is incontestable.

MISSTATEMENT OF AGE OR SEX
If any date of birth or sex, or both, has been misstated in the Application, or elsewhere, the amounts payable under this contract will be the amounts which would have been provided using the correct age or sex, or both. Any deficiency in the payments already made by Us will be paid immediately and any excess in the payments already made by Us will be charged against the benefits falling due after adjustment. The amount of any adjustment will be credited or charged interest at the effective annual rate of 3% per year.

GUARANTEES
Subject to the Net investment factor provision, We guarantee that the dollar amount of variable annuity payments made during the lifetime of the payee(s) will not be adversely affected by Our actual mortality experience or by the actual expenses incurred by Us in excess of the expense deductions provided for in this contract.

SETTLEMENT
All benefits under this contract are payable from Our Home Office.

NON-PARTICIPATING
This contract is non-participating and does not share in Our surplus earnings.

BENEFICIARY
Subject to the rights of an irrevocably Designated Beneficiary, You may change or revoke the designation of a Beneficiary at any time before the annuity commencement date while a contract owner and the Annuitant are living. You must send Us a Written beneficiary designation or revocation. The change or revocation will not be binding upon Us until it is received by Us at Our Home Office. When it is so received, the change or revocation will be effective as of the date on which the beneficiary designation or revocation was signed, but the change or revocation will be without prejudice to Us on account of any payment made or any action taken by Us prior to receiving the change or revocation.

In the event of the death of a contract owner or the Annuitant prior to the annuity commencement date, the Beneficiary will be as follows: The Beneficiary shall be the surviving contract owner, if any, notwithstanding that the Designated Beneficiary may be different. Otherwise, the Beneficiary will be the Designated Beneficiary. If there is no such Designated Beneficiary in effect or if such Designated Beneficiary is no longer living, the estate of the last surviving contract owner will be the Beneficiary.

RIGHTS RESERVED BY US
Upon notice to You, this contract may be modified by Us, but only if such modification is necessary to:

(1) Operate the Variable Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

(2) Transfer any assets in any Subaccount to another Subaccount, or to one or more separate accounts, or to the fixed account.

(3)  Add, combine or remove Subaccounts in the Variable Account.

(4) Substitute for the shares held in any Subaccount, the shares of another portfolio of the Funds or the shares of another investment company or any other investment permitted by law.

(5) Make any changes as required by the Internal Revenue Code or by any other applicable law in order to continue treatment of this contract as an annuity.

When required by law, We will obtain Your approval of changes and We will gain approval from any appropriate regulatory authority.

TERMINATION
This contract remains in force until surrendered for its full value, or all annuity payments have been made, or the death benefit has been paid.

If the Contract Value is less than $1,000, We may cancel this contract on any Valuation Date. We will notify You at least 90 days in advance of Our intention to cancel this contract. Such cancellation would be considered a full surrender of this contract.


                                  PURCHASE PAYMENTS

PAYMENTS
The initial Purchase Payment is shown on the contract data page. The initial Purchase Payment must be at least $5,000 ($2,000 for qualified contracts). Additional Purchase Payments must be at least $500. We reserve the right to refuse a Purchase Payment for any reason.

ALLOCATION OF PURCHASE PAYMENTS
The future allocation for all Net Purchase Payments is shown on the contract data page and will remain in effect until changed by Written notice. The percentage allocation for future Net Purchase Payments may be changed at any time by Written notice. Changes in the allocation will be effective on the date We receive Your notice. The allocation may be 100% to any available Subaccount or Guarantee Period, or may be divided among the accounts in whole percentage points totaling 100%.

PREMIUM TAXES
Premium taxes, if any, levied by any unit of government will be deducted from the Contract Value.


                                 OWNERSHIP PROVISIONS

EXERCISE OF CONTRACT RIGHTS
This contract belongs to the owner. As owner, You will be entitled to exercise all rights and privileges in connection with this contract. In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocably Designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the annuity commencement date, except as otherwise provided in this contract.

Unless You specify otherwise, the Annuitant becomes the payee on the annuity commencement date. Thereafter, a Beneficiary becomes the payee on the death of the Annuitant. Such payees may thereafter exercise such rights and privileges, if any, of ownership which continue.

CHANGE OF OWNERSHIP
Ownership of a qualified contract and any interest therein evidenced by this contract, may not be transferred except to:

(1)  the Annuitant;

(2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code;

(3) the employer of the Annuitant provided that the qualified contract after transfer is maintained under the terms of a retirement plan qualified under
     Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant;

(4)  the trustee of an individual retirement account plan qualified under
     Section 408 of the Internal Revenue Code; or

(5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a qualified contract may be issued.

In no other case may a qualified contract be sold, assigned, transferred, discounted or pledged as collateral.

The owner of a non-qualified contract may change the ownership of this contract. During the lifetime of the Annuitant and prior to the annuity commencement date, You may change the ownership interest in Your non-qualified contract.

A change of ownership will not be binding upon Us until We receive Written notification at Our Home Office. When such notification is so received, the change will be effective as of the date You signed the request for change, but the change will be without prejudice to Us on account of any payment made or any action taken by Us prior to receiving the change.

PERIODIC REPORTS
Prior to the annuity commencement date, We will send You, at least once during each Contract Year, a statement showing the Contract Value as of a date not more than two months previous to the date of mailing. We will also send such statements as may be required by applicable laws, rules and regulations.


                                    FIXED ACCOUNT

FIXED ACCOUNT
The fixed account is a non-unitized separate account that We use to account for amounts allocated to Guarantee Periods under this contract. All amounts allocated to a Guarantee Period, whether Net Purchase Payments or transfers, become part of the fixed account. That portion of the assets of the fixed account equal to the reserves and other contract liabilities with respect to the fixed account shall not be chargeable with liabilities arising out of any other business We may conduct.

FIXED ACCOUNT VALUE
When We receive a Purchase Payment, all or that portion, if any, of the Net Purchase Payment which is allocated to the fixed account will be allocated to the Guarantee Period(s) You select. Your fixed account value, if any, for any Valuation Period is equal to the sum of the values in each of Your Guarantee Periods.

The value in any one Guarantee Period on a Valuation Date is the accumulated value of the Net Purchase Payment (or transfer) at the Guaranteed Interest Rate minus the accumulated value of surrenders and transfers out of that Guarantee Period at the Guaranteed Interest Rate.

GUARANTEE PERIODS
You may select one or more Guarantee Period(s) from those We make available. The period(s) selected will determine the Guaranteed Interest Rate(s). The Net Purchase Payment or the portion thereof (or amount transferred in accordance with the Transfer Privilege Provision) allocated to a particular Guarantee Period will earn interest at the Guaranteed Interest Rate during the Guarantee Period. Guarantee Periods begin on the Date of Deposit or, in the case of a transfer, on the effective date of the transfer. The Guarantee Period is the number of years We credit the Guaranteed Interest Rate. The expiration date of any Guarantee Period is the last day of the Guarantee Period. Subsequent Guarantee Periods begin on the first day following the expiration date. As a result of Guarantee Period renewals, additional purchase payments and transfers of portions of the Contract Value, Guarantee Periods of the same duration may have different expiration dates and Guaranteed Interest Rates.

We will notify You In Writing at least 45 and no more than 75 days prior to the expiration date for any Guarantee Period. A new Guarantee Period of the same duration as the previous Guarantee Period will begin automatically at the end of the previous Guarantee Period unless We receive Written notice to the contrary at least 3 business days prior to the end of such Guarantee Period. You may elect a different Guarantee Period or Subaccount from those We offer at such time.

GUARANTEED INTEREST RATES
We will periodically establish an applicable Guaranteed Interest Rate for each Guarantee Period We offer. These rates will be guaranteed for the duration of the respective Guarantee Periods.

No Guaranteed Interest Rate shall be less than an effective annual rate of 3% per year.

MARKET VALUE ADJUSTMENT (MVA)
Withdrawals from the fixed account will be subject to a MVA as follows:

The MVA is applied to any withdrawal from the fixed account and includes the following:

(1)  transfers;
(2)  surrenders; or
(3)  amounts applied to purchase an annuity.

The MVA does not apply to:

(1)  death benefits payable prior to annuity commencement;
(2) withdrawals effective within 15 days of the expiration date of a Guarantee Period;
(3)  withdrawals from a one-year Guarantee Period; or
(4)  an Earnings Sweep (as hereafter defined)

An Earning Sweep means an arrangement with Us whereby an amount is withdrawn from the fixed account or transferred to the Variable Account on an automatic periodic basis. The amount may not exceed the interest accrued in the fixed account since the latter of the following: (1) Your election of an Earnings Sweep; or (2) the last withdrawal or transfer pursuant to an Earnings Sweep then in effect. We may establish, from time to time, minimums for the amount of each withdrawal or transfer under the Earnings Sweep program. We may also from time to time, establish limitations on the frequency of such periodic withdrawals or transfers and the number of Guarantee Periods which may be subject to such an arrangement. However, once any such Earnings Sweep has been begun by You, We will not change any such limitation that would affect You without giving You 30 days advance Written notice.

The MVA may increase or decrease the amount of fixed account value being withdrawn or transferred. The comparison of two Guaranteed Interest Rates determines whether the MVA produces an increase or a decrease. The first rate to compare is the Guaranteed Interest Rate for the amount being transferred or withdrawn. The second rate is the Guaranteed Interest Rate then being offered for new Guarantee Periods of the same duration as that remaining in the Guarantee Period from which the funds are being withdrawn or transferred. If the first rate exceeds the second by more than 1/2%, the MVA produces an increase. If the first rate does not exceed the second by at least 1/2%, the MVA produces a decrease.

The MVA will be determined by multiplying the amount being withdrawn from the Guarantee Period (before deduction of any applicable surrender charge) by the following factor:

                                                      (N/12)
                      [ ( 1 + I ) / ( 1 + J + .005 ) ]      - 1


Where:

- I is the Guaranteed Interest Rate being credited to the amount being withdrawn from the existing Guarantee Period,

- J is the Guaranteed Interest Rate then being offered for new Guarantee Periods with durations equal to the number of years remaining in the existing Guarantee Period (rounded up to the next higher number of years), and

- N is the number of months remaining in the current Guarantee Period (rounded up to the next higher number of months).

                                   VARIABLE ACCOUNT

SUBACCOUNTS
The Variable Account has several Subaccounts, each investing in one of the corresponding portfolios of the Funds. Net Purchase Payments are initially allocated to the Subaccounts and the fixed account as shown on the contract data page.

We will use the Net Purchase Payments and any transferred amounts to purchase portfolio shares applicable to the Subaccounts at their net asset value. We will be the owner of all portfolio shares purchased with the Net Purchase Payment or transferred amount.

SUBACCOUNT ACCUMULATION UNITS
Net Purchase Payments received under this contract and transferred amounts allocated to the Variable Account will be credited in the form of Subaccount Accumulation Units. The number of Subaccount Accumulation Units is found by dividing the amount of the Net Purchase Payment or transferred amount allocated to the Subaccount by the Subaccount Accumulation Unit value at the end of the Valuation Period in which the Purchase Payment or transfer request was received at the Home Office. The value of each Subaccount Accumulation Unit with respect to the contracts was arbitrarily set as of the date the Subaccount first purchased the portfolio shares with respect to the contracts. Subsequent values on any Valuation Date are equal to the previous Subaccount Accumulation Unit value times the net investment factor for the Valuation Period ending on that Valuation Date.

NET INVESTMENT FACTOR
The net investment factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The net investment factor may be greater or less than or equal to one; therefore, the value of an Accumulation Unit may increase, decrease or remain the same.

The net investment factor for a Subaccount is determined by dividing (1) by (2), and then subtracting (3) from the result, where:

(1)  is the net result of:

     (a) the Net Asset Value Per Share of the portfolio shares held in the Subaccount, determined at the end of the current Valuation Period,

     (b) plus the per share amount of any dividend or capital gain distributions made on the portfolio shares held in the Subaccount during the current Valuation Period,

     (c) minus a per share charge for the increase plus a per share credit for the decrease, in any income taxes reserved for which We determine to have resulted from the investment operations of the Subaccount or any other taxes which are applicable to this contract.

(2) is the Net Asset Value Per Share of the portfolio shares held in the Subaccount, determined at the beginning of the current Valuation Period, and

(3) is a factor representing the mortality risk, expense risk, and administrative expense charge. We will determine the asset charge factor annually, but in no event may it exceed the maximum asset charge factor as specified on the contract data page.

VARIABLE ACCOUNT VALUE
Your Variable Account value for any Valuation Period is the total of Your values in each Subaccount. Your value for each Subaccount is equal to:

(1)  Your number of Subaccount Accumulation Units,
(2)  times the Subaccount Accumulation Unit value for the Valuation Period.

Your Variable Account value will vary from Valuation Date to Valuation Date reflecting Your total value in the

Subaccounts.


                                      TRANSFERS

We will make transfers at the end of the Valuation Period in which We receive Your request for the transfer subject to the following restrictions. We reserve the right to restrict the frequency of or otherwise modify, condition, terminate, or impose charges upon transfers. The current and maximum transfer charges are shown on the contract data page. In addition, the Funds may impose transfer charges.

Before the annuity commencement date, You may transfer part or all of Your Contract Value. Each transfer must be at least $1,000 or the total value of any Subaccount or Guarantee Period, if less. Transfers from the fixed account may be subject to a MVA.

No transfers from the fixed account may be made after the annuity commencement date.


                                      SURRENDERS

GENERAL SURRENDER PROVISIONS
The amount surrendered will normally be paid to You within seven days of:

(1)  Our receipt of Your Written request; and
(2)  Our receipt of this contract, if required.

We reserve the right to defer payment of surrenders from the fixed account for up to 6 months from the date We receive Your request.

FULL SURRENDER
At any time prior to the annuity commencement date and during the lifetime of the Annuitant, You may surrender this contract by sending Us a Written request. The amount payable on surrender is:

(1) the Contract Value at the end of the Valuation Period in which We receive Your request,
(2)  minus any applicable surrender charge,
(3)  plus or minus any applicable MVA.

The amount payable upon surrender will not be less than the amount required by state law.

Upon payment of the above surrender amount, this contract is terminated and We have no further obligation under this contract.

All collateral assignees must consent to any surrender. We may require that this contract be returned to Our Home Office prior to making payment.

PARTIAL SURRENDER
At any time prior to the annuity commencement date and during the lifetime of the Annuitant, You may surrender a portion of the fixed account value and/or the Variable Account value. You must send Us a Written request specifying the accounts from which the surrender is to be made. If You do not so specify, the partial surrender will be taken from the Subaccounts and the fixed account on a
pro rata basis.   Surrenders will be made effective at the end of the Valuation
Period in which We receive Your Written request.

You must surrender an amount equal to at least $500. If the Contract Value remaining would be less than $1,000, We may treat Your request as a full surrender.

We will surrender Subaccount Accumulation Units from the Variable Account, and/or dollar amounts from the fixed account, so that the total amount surrendered equals the sum of the following:

(1)  the amount payable to You,
(2)  plus any surrender charges,
(3)  plus or minus any applicable MVA.

SURRENDER CHARGE
A surrender charge is imposed on the withdrawal of any Purchase Payment that is less than seven years old. The amount of the surrender charge is determined separately for each Purchase Payment and is expressed as a percentage of the Purchase Payment as follows:


                NUMBER OF YEARS SINCE                  SURRENDER CHARGE AS A
            PURCHASE PAYMENT WAS CREDITED          PERCENTAGE OF PURCHASE PAYMENT
          ------------------------------          ------------------------------
                     Less than 3                                7%
            At least 3 but less than 4                          5%
            At least 4 but less than 5                          4%
            At least 5 but less than 6                          3%
            At least 6 but less than 7                          2%
                      7 or more                                 0%

These percentages apply to any full or partial surrender of Purchase Payments that are not eligible for a free surrender.

FREE SURRENDER
You may withdraw the following amounts without a surrender charge:

(1) Any earnings on the Contract Value not previously surrendered, as of the Valuation Date on which We receive Your request.

(2) Purchase Payments that are more than seven years old and not previously surrendered.

(3) Each Contract Year, 10% of Purchase Payments that are less than seven years old.

Amounts withdrawn will be deemed to be withdrawn in the order listed above, followed by the remaining amounts of Purchase Payments that are less than seven years old.

SURRENDER CHARGES AT DEATH OR ANNUITIZATION
No surrender charge is imposed upon amounts applied to purchase an annuity or upon payment of a death benefit.

WAIVER OF SURRENDER CHARGE FOR HOSPITAL OR SKILLED HEALTH CARE FACILITY CONFINEMENT
Surrender charges under this contract that are normally assessed upon total or partial surrender will not apply if the following requirements are met:

(1) We receive satisfactory Written proof that a Covered Person is confined in a Hospital or Skilled Health Care Facility; and

(2) Such confinement has lasted for 60 consecutive days and the Covered Person continues to be confined in the Hospital or Skilled Health Facility when the request for total or partial surrender is made; and

(3)  Such confinement began after the Contract Issue Date.

                                         -or-

(1) The request for total or partial surrender is received within 60 days following a Covered Person's discharge from a Hospital or Skilled Health Care Facility after confinement of at least 60 consecutive days; and

(2)  Such confinement began after the Contract Issue Date.

Surrender charges will not be waived when a confinement is due to substance abuse or mental or personality disorders without a demonstrable organic nature. A degenerative brain disease such as Alzheimer's Disease is considered organic in nature.

                                    DEATH BENEFIT

DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE
A death benefit will be paid to the Beneficiary if, prior to the annuity commencement date:

(1)  the current contract owner dies, or
(2) the last remaining Annuitant dies, leaving no surviving contract owner who is a natural person.

This section makes reference to the age of the contract owner. If the contract owner is a nonnatural person, the relevant age will instead be that of the Annuitant.

This section makes reference to "Pro Rata Adjustments." A Pro Rata Adjustment is calculated separately for each withdrawal, creating a decrease in the death benefit proportional to the decrease the withdrawal makes in the Contract Value. Pro Rata Adjustments are made for amounts withdrawn for partial surrenders and any associated negative MVAs and surrender charges (which shall be deemed to be amounts withdrawn) but not for any contract fee-related surrenders.

The death benefit will equal the greatest of (1), (2), or (3):

(1)  The Contract Value as of the date used for valuing the death benefit.

(2) The highest Anniversary value of each of the contract's Anniversaries prior to the earlier of: (a) the date of the decedent's death, or (b) Your attainment of age 75.

     An Anniversary value is determined for each applicable Anniversary, and is equal to:

     (a)  the Contract Value on the Anniversary, plus
     (b)  any Net Purchase Payments made since the Anniversary, reduced by
     (c)  Pro Rata Adjustments for any withdrawals made since the Anniversary.

     The Pro Rata Adjustment for a given withdrawal is equal to:

     (a)  the withdrawn amount, divided by

     (b) the Contract Value immediately before the amount was withdrawn, the result multiplied by

     (c)  the quantity equal to:

          I.    the Contract Value on the Anniversary, plus

          II. Net Purchase Payments made since the Anniversary and before the given withdrawal, minus

          III. Pro Rata Adjustments for withdrawals made since the Anniversary and before the given withdrawal.

(3) If the decedent dies prior to the date You reach age 75, the amount of the death benefit is the lesser of (a) and (b), as follows:

     (a)  the sum of:

          I. the accumulation (without interest) of Net Purchase Payments, reduced by Pro Rata Adjustments for any withdrawals; plus

          II. an amount equal to interest on such net accumulation value, as it is adjusted for each applicable Net Purchase Payment and Pro Rata Adjustment, at an effective annual rate of 4%; or

     (b)  200% of (a)I.

     The resulting amount (the lesser of (a) and (b)) will be referred to as the "Roll-up Amount."

     If the decedent dies on or after the date You reach age 75, the amount of the death benefit is equal to:

     (a)  The "Roll-up Amount" as of the date You reached age 75; plus

     (b) the accumulation (without interest) of Net Purchase Payments made on or after the date You reached age 75; reduced by

     (c) Pro Rata Adjustments for any withdrawals made on or after the date You reached age 75.

     The Pro Rata Adjustment for a given withdrawal is equal to:

     (a)  the withdrawn amount; divided by

     (b) the Contract Value immediately before the amount was withdrawn; the result multiplied by

     (c)  the quantity equal to:

          I.    the Roll-up Amount prior to the withdrawal; plus

          II. any Net Purchase Payments made on or after the date You reached age 75 and before the given withdrawal; reduced by

          III. Pro Rata Adjustments for any withdrawals made on or after the date You reached age 75 and before the given withdrawal.

If a positive MVA would otherwise apply, the death benefit may be less than the amount payable on a full surrender on the date used to value the death benefit. The death benefit will be paid when We receive:

(1)  proof of the decedent's death; and
(2) a Written request from the Beneficiary for either a single sum or payment under an annuity form.

We will pay a single sum to the Beneficiary unless an annuity option is chosen.

DEATH BENEFIT ON OR AFTER THE ANNUITY COMMENCEMENT DATE
If the Annuitant dies on or after the annuity commencement date, the Beneficiary will receive the death benefit, if any, as provided by the annuity form in effect.

DISTRIBUTION OF PROCEEDS AT DEATH OF CONTRACT OWNER
If the owner under a non-qualified contract dies prior to the Annuitant and before the annuity commencement date, the death benefit must be distributed to the Beneficiary, if then alive, either (1) within five years after the date of death of the contract owner, or (2) over some period not greater than the life or expected life of the Beneficiary, with annuity payments beginning within one year after the date of death of the contract owner. The person named as Your Beneficiary in the Application shall be considered the Designated Beneficiary for the purposes of Section 72(s) of the Internal Revenue Code and if no person then living has been so named, then the Annuitant will automatically be the Designated Beneficiary for this purpose. In all cases, any such Designated Beneficiary will not be entitled to exercise any rights prohibited by applicable federal income tax law.

These mandatory distribution requirements will not apply when the Designated Beneficiary is the spouse of the deceased contract owner, if the spouse elects to continue this contract in the spouse's own name, as owner. When the deceased owner was also the Annuitant, the surviving spouse (if the Designated Beneficiary) may elect to be named as both contract owner and Annuitant and continue this contract.

If the payee dies after the annuity commencement date and before all of the payments under the annuity form have been distributed, the remaining amount payable, if any, must be distributed at least as rapidly as the method of distribution then in effect.

PROOF OF DEATH
We accept any of the following as proof of death:

(1)  A copy of a certified death certificate.
(2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death.
(3) A Written statement by a medical doctor who attended the deceased at the time of death.
(4)  Any other proof satisfactory to Us.


                                 PAYMENT OF BENEFITS

GENERAL
On the annuity commencement date, the Contract Value, adjusted by the MVA, will be applied, as specified by the contract owner, to provide payments to the Annuitant under one or more of the annuity options provided in this contract or under such other settlement options as may be agreed to by The Company. If more than one person is named as Annuitant, due to the designation of multiple Annuitants, the contract owner may elect to name one of such persons to be the sole Annuitant as of the annuity commencement date.

APPLICATION OF CONTRACT VALUE
Unless directed otherwise, We will apply the fixed account value to provide a fixed annuity, and the Variable Account value to provide a variable annuity. You must tell Us In Writing at least 30 days prior to the annuity commencement date if You want Us to apply fixed and Variable Account values in different proportions.

ANNUITY COMMENCEMENT DATE
The annuity commencement date is selected by You and stated in the Application. You may change the annuity commencement date at any time if We receive Written notice at least 30 days before both the current annuity commencement date and the new annuity commencement date.

If the annuity commencement date does not occur on a Valuation Date that is at least two years after the Contract Issue Date, We reserve the right to change the annuity commencement date to the first Valuation Date that is at least two years after the Contract Issue Date.

FREQUENCY AND AMOUNT OF PAYMENTS
Annuity payments will be made monthly unless We agree to a different payment schedule. We reserve the right to change the frequency of either a fixed annuity payment or a variable annuity payment so that each payment will be at least $50 ($20 in Texas).

FIXED ANNUITY PAYMENTS
Fixed annuity payments start on the end of the Valuation Period that contains the annuity commencement date. The amount of a first monthly payment for the annuity form selected will be at least as favorable as that produced by the annuity tables of this contract for each $1,000 of Contract Value applied as of the end of such Valuation Period.

The dollar amount of any payments after the first payment are specified during the entire period of annuity payments, according to the provisions of the annuity form selected.


                              VARIABLE ANNUITY PAYMENTS

ANNUITY UNITS
We convert the Subaccount Accumulation Units into Subaccount Annuity Units at the values determined at the end of the Valuation Period which contains the annuity commencement date. The number of Subaccount Accumulation Units remains constant as long as an annuity remains in force and allocation among the Subaccounts has not changed.

Each Subaccount Annuity Unit value was arbitrarily set when the Subaccount first converted Subaccount Accumulation Units into Annuity Units. Subsequent values on any Valuation Date are equal to the previous Subaccount Annuity Unit value times the Net investment factor for that Subaccount for the Valuation Period ending on that Valuation Date, with an offset for the 3% assumed interest rate used in the annuity tables of this contract.

Variable annuity payments start on the end of the Valuation Period that contains the annuity commencement date. The amount of a first monthly payment for the illustrated annuity forms is shown on the annuity tables of this contract for each $1,000 of Contract Value applied as of the end of such Valuation Period.

Payments after the first payment will vary in amount and are determined on the first Valuation Date of each subsequent payment period. If the payment under the annuity form selected is based on the variable Annuity Unit value of a single Subaccount, the payment is found by multiplying the Subaccount Annuity Unit value on the payment date by the number of Subaccount Annuity Units.

If the payment under the annuity form selected is based upon variable Annuity Unit values of more than one Subaccount, the above procedure is repeated for each applicable Subaccount. The sum of these payments is the variable annuity payment.

We guarantee that the amount of each payment after the first payment will not be affected by variations in expense or mortality experience.


                                OPTIONAL ANNUITY FORMS

You may select an annuity form or change a previous selection. The selection or change must be In Writing and received by Us at least 30 days before the annuity commencement date. If no annuity form selection is in effect on the annuity commencement date, We automatically apply Option B, with payments guaranteed for 10 years.

The following options are available for the fixed annuity payments and the variable annuity payments:

     OPTION A. - LIFE ANNUITY
     Payments are made as of the first Valuation Date of each monthly period during the Annuitant's life, starting with the annuity commencement date. No payments will be made after the Annuitant dies.

     OPTION B. - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS OR 20 YEARS Payments are made as of the first Valuation Date of each monthly period starting on the annuity commencement date. Payments will continue as long as the Annuitant lives. If the Annuitant dies before all of the guaranteed payments have been made, We will continue installments of the guaranteed payments to the Beneficiary.

     OPTION C. - JOINT AND FULL SURVIVOR ANNUITY
     Payments are made as of the first Valuation Date of each monthly period starting with the annuity commencement date. Payments will continue as long as either the Annuitant or the joint Annuitant are alive. Payments will stop when both the Annuitant and the joint Annuitant have died.

We also have other annuity forms available and information about them can be obtained by Writing to Us.

The annuity tables show the amount of the first annuity payment, for each $1,000 of Contract Value applied under Options A, B, and C.

                                    OPTION TABLES

Installments shown are for an initial monthly payment for each $1,000 of Contract Value applied under an option. Age, as used in these tables, is age as of nearest birthday on the annuity commencement date. Rates for monthly payments for ages and periods certain not shown, if allowed by Us, will be computed on an actuarially equivalent basis.

ACTUARIAL BASIS
Installments shown in these tables are based on the 1983 Table a (20/80 Male/Female) and with compound interest at the effective rate of 3% per year.

                                   OPTIONS A AND B

--------------------------------------------------------------------------------
                                      10 Year Period       20 Year Period
        Age          Life Only       Certain and Life     Certain and Life
--------------------------------------------------------------------------------
        50              3.97                3.95                3.87
        51              4.04                4.01                3.93
        52              4.10                4.08                3.98
        53              4.18                4.14                4.04
        54              4.25                4.22                4.10
        55              4.33                4.29                4.16
        56              4.42                4.37                4.22
        57              4.51                4.46                4.28
        58              4.61                4.55                4.35
        59              4.71                4.64                4.42
        60              4.82                4.74                4.49
        61              4.93                4.85                4.56
        62              5.06                4.96                4.63
        63              5.19                5.07                4.70
        64              5.33                5.20                4.77
        65              5.48                5.32                4.83
        66              5.64                5.46                4.90
        67              5.81                5.60                4.97
        68              6.00                5.75                5.03
        69              6.19                5.91                5.09
        70              6.41                6.07                5.15
        71              6.64                6.24                5.20
        72              6.88                6.42                5.25
        73              7.15                6.60                5.29
        74              7.44                6.79                5.33
        75              7.76                6.99                5.37


                                       OPTION C

                            ------------------------------------------------------------------
                                                JOINT ANNUITANT AGE
                            ------------------------------------------------------------------
                                 50            55            60            65           70
----------------------------------------------------------------------------------------------
                    50          3.55          3.66          3.75          3.82         3.87
  ANNUITANT         55          3.66          3.81          3.95          4.07         4.16
     AGE            60          3.75          3.95          4.15          4.34         4.49
                    65          3.82          4.07          4.34          4.61         4.87
                    70          3.87          4.16          4.49          4.87         5.25
----------------------------------------------------------------------------------------------